Exhibit 99.1

Apollo Medical Holdings, Inc. Announces Successful Completion of Debt Refinancing, Reducing Annual Interest Rate Spread by 50 Basis Points

Current Lenders to Provide a New $400.0 Million Revolving Credit Facility

ALHAMBRA, Calif., June 17, 2021 /PRNewswire/ -- Apollo Medical Holdings, Inc. ("ApolloMed," and together with its subsidiaries and affiliated entities, the "Company") (NASDAQ: AMEH), a leading physician-centric, technology-powered healthcare company focused on enabling providers in the successful delivery of value-based care, today announced that on June 16, 2021, it completed the successful refinancing of its existing term loan and revolving credit facility with a new five-year revolving credit facility of $400.0 million, which includes a letter of credit sub-facility of up to $25.0 million and a swingline loan sub-facility of $25.0 million.

Available cash of $58.7 million and a portion of the new revolving credit facility were used to pay off the Company's existing and remaining $175.8 million term loan and $60.0 million drawn on the prior revolving credit facility maturing in September 2024. The new revolving credit facility will also be used to finance future acquisitions and investments and provide for working capital needs and other general corporate purposes. Any amounts borrowed under the revolving credit facility will bear interest at a rate of LIBOR plus 1.25%-2.5% or a base rate plus 0.25%-1.5% (determined on a quarterly basis based on the Company’s leverage ratio).

Kenneth Sim, M.D., Executive Chairman and Co-Chief Executive Officer of ApolloMed, stated, “We are pleased to have completed this debt refinancing as we take proactive steps to enhance our ability to invest in growth while reducing our annual interest rate spread by 50 basis points on the initial $180.0 million drawdown and increasing our overall financial flexibility with respect to covenants and liquidity. This refinancing puts ApolloMed in a more advantageous position as we look to accelerate the growth of our business in 2021 and drive increasing value to shareholders.”

Truist Bank served as administrative agent for the new facility. Truist Securities, Inc. led an arranger group that also included JPMorgan Chase Bank, MUFG Union Bank, Preferred Bank, Royal Bank of Canada and Fifth Third Bank. Wells Fargo, Bank of the West, City National Bank and TD Bank were also lenders in the transaction.

About Apollo Medical Holdings, Inc.

ApolloMed is a leading physician-centric, technology-powered, risk-bearing healthcare company. Leveraging its proprietary end-to-end technology solutions, ApolloMed operates an integrated healthcare delivery platform that enables providers to successfully participate in value-based care arrangements, thus empowering them to deliver high quality care to patients in a cost-effective manner.

Headquartered in Alhambra, California, ApolloMed’s subsidiaries and affiliates include management services organizations (MSOs), affiliated independent practice associations (IPAs) and a Next Generation Accountable Care Organization (NGACO). For more information, please visit www.apollomed.net.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as statements about ApolloMed’s acquisition and investment strategy, ability to deliver sustainable long-term value, operational focus and strategic growth and expansion plans. Forward-looking statements reflect current views with respect to future events and financial performance and therefore cannot be guaranteed. Such statements are based on the current expectations and certain assumptions of ApolloMed’s management, and some or all of such expectations and assumptions may not materialize or may vary significantly from actual results. Actual results may also vary materially from forward-looking statements due to risks, uncertainties and other factors, known and unknown, including the risk factors described from time to time in ApolloMed’s reports filed with the Securities and Exchange Commission, including, without limitation, the risk factors contained in ApolloMed’s Annual Report on Form 10-K for the year ended December 31, 2020, and any subsequent Quarterly Reports on Form 10-Q.

FOR MORE INFORMATION, PLEASE CONTACT:

Investor Relations
(626) 943-6491
investors@apollomed.net

Carolyne Sohn, The Equity Group

(415) 568-2255

csohn@equityny.com